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                                                                   EXHIBIT 10.19

                                OPTION AGREEMENT

THIS OPTION AGREEMENT ("this Agreement" or "these presents") entered into this 18th day of February, 2005 among:

(1) STERLITE INDUSTRIES (India) LIMITED, a public limited company incorporated under the Companies Act, 1956 (1 of 1956) and having its Registered Office at B/10/4 Waluj, MIDC Ind. Area, Aurangabad (hereinafter referred to as "Option Seller" or Sterlite", which expression shall, unless repugnant to or inconsistent with the context, mean and include its successors and permitted assigns); and

(2) INDIA FOILS LIMITED, a public limited company incorporated under the Companies Act, 1956 (1 of 1956) and having its Registered Office at 1, Sagore Dutta Ghat Road, Kamarhati, Kolkata- 700 058 (hereinafter referred to as "the Obligor" or India Foils ", which expression shall, unless repugnant to or inconsistent with the context, mean and include its successors and permitted assigns); and

(3) ICICI Bank Limited, a company incorporated under the Companies Act, 1956 and licensed as a Bank under the Banking Regulation Act, 1949 and having its registered office at "Landmark", Race Course Circle, Vadodara 390 007(hereinafter referred to as "Option Buyer" or "ICICI", which expression

(4) shall, unless the context otherwise requires, be deemed to include its successors and permitted assigns).

(The Option Seller, the Option Buyer and the Obligor are hereinafter collectively referred to as the "Parties" and individually as a "Party")

WHEREAS:

(a) By a Loan Agreement dated the 8th day of February, 2005 read with the Note of Amendment dated February 08, 2005 signed between ICICI and the Obligor, ICICI has lent and advanced or agreed to lend and advance a Rupee Term Loan of Rs.1020.00 million ("the Facility) to the Obligor. The aforesaid Loan Agreement read with the said Note of Amendment is hereinafter referred to "the Loan Agreement".

(b) One of the conditions in the Loan agreement is that on payment of a one time option fee of Rs. 2.0 million of the facility to the Option Seller, the Option Seller shall grant an option to the Option Buyer to require the Option Seller to purchase from the Option Buyer the Receivables under the

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     Loan Agreement on the terms and conditions more particularly described herein.

(c) The Loan Agreement is inter alia secured by a Corporate Guarantee dated 8th February 2005 issued by Sterlite in favour of ICICI.

NOW THEREFORE, the Parties hereto hereby agree as follows:

1.   DEFINITIONS.

1.1 Capitalised terms used in this Agreement shall have the meanings set forth below:

     "Effective Date"" means the date of execution of the Option Agreement.

     "Debt Equity Ratio"" means total of secured loans, unsecured loans and working capital bank finance divided by the total equity share capital and reserves.

     "Tangible networth" means Paid up share Capital + free Reserves - Revaluation Reserves - Intangible assets.

     "Option Fees" means the fees aggregating to Rs. 2.0 million payable by the Option Buyer to the Option Seller on the Effective Date.

     "Option Price"" means an amount equivalent to the amount of Receivables on the Exercise Date.

     "Option Exercise Date"" means the date on which the Option is exercised by the Option Buyer

     "Put Notice" means the notice given /to be given by ICICI in terms of Sections 2.1 hereof.

     "Put Option" shall have the meaning assigned to it in Sections 2.1 hereof.

     "Put Option Events" means occurrence of any of the following events:

          (i) Any delay or default in payment of any amounts in relation to the Loan agreement by the Obligor;

          (ii) Occurrence of any Event of Default under the Loan Agreement;

          (iii) Payment default by Option Seller to any of its creditors resulting in any legal proceedings and not resolved in a period of thirty days.

          (iv) If shareholding of the Vedanta Resources Public Limited Company reduces below 51% of the paid up capital of the Option seller

          (v) Obligor/any other person seeking to suspend/stay the operation of the Loan agreement/any rights, obligations/ liabilities accruing to ICICI in relation to the Loan agreement and performance of the obligations under the Loan Agreement by the Obligor in any manner whatsoever.

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          (vi) The breach of the following financial covenants by the Option
               Seller:

               (a) The Debt-Equity ratio of the Option Seller shall always be less than 2:1

               (b) The interest coverage ratio of the Option Seller shall always be more than 2:1.

               (c) The Tangible Networth of the Option Seller shall always be above Rs. 14.00 billion.

               (d) The ratio of total secured debt to Tangible Networth shall not exceed 1.5:1.

          (vii) a default, event of default or other similar event or condition (however described) under the Put Option Agreement and other related deeds and documents;

          (viii) any representation made by the Option Seller is found to be false or incorrect in any respect;

          (ix) failure or inability of the Option Seller to comply with or perform any agreement or condition or undertaking or obligation as set forth herein and other related deeds and documents;

          (x) if any bankruptcy, insolvency, liquidation or winding up proceedings has been initiated against the Option Seller/Obligor by any third party and continues for a period beyond one month from the date of such proceedings being admitted into a court of law or any other appropriate authority,

          (xi) if the Option Seller is unable to pay its debts within the meaning of Section 434 of the Companies Act, 1956 or has filed a petition for insolvency/ liquidation;

          (xii) any special resolution is passed resolving that the Option Seller/Obligor be wound up voluntarily;

          (xiii) the Option Seller is amalgamated with any other body corporate or any other body corporate is amalgamated with the Option Seller outside the Vedanta Group without the prior permission of the Option Buyer;

          (xiv) the Option Seller is amalgamated with any other body corporate or any other body corporate is amalgamated with the Option Seller within Vedanta Group resulting in a CRISIL rating downgrade.

          (xv) any petition for winding up of the Option Seller/Obligor is filed in any competent Court and such petition has not been stayed or dismissed within a period of 30 days after the same has been filed.

          (xvi) the Option Seller is prevented by any competent regulatory agency from carrying on the business which is presently being carried on by it;

          (xvii) breach of any of the conditions specified in any of the transaction Documentation;

          (xviii) the Option Seller has taken or suffered to be taken any action for its reconstruction (including a reference being made in respect of the Option Seller to BIFR under the provisions of Sick Industrial Companies (Special Provisions) Act, 1985 or to any other authority or person under any other law for the time being force, or from time to time) and/or change in management, liquidation or dissolution;

          (xix) a Receiver or Liquidator has been appointed or allowed to be appointed of all or any part of the undertaking of the Option Seller

          (xx) if an attachment or restraint has been levied on the Option Seller's properties or any part thereof or certificate proceedings have been taken or commenced for recovery of any dues from the Option Seller and the

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               Option Seller does not take effective steps to the satisfaction of Option Buyer for the cancellation of such attachment, restraint or certificate proceedings;

          (xxii) extra-ordinary circumstances have occurred which, in the opinion of the Option Buyer, make it improbable for the Option Seller, to fulfil its/their obligations under the Put Option Agreement respectively.

"RECEIVABLES": All amounts outstanding, due and payable under the Loan
Agreement.

"Vedanta group": Vedanta Resources plc through its associates and subsidiaries.

1.2 Capitalised expressions used but not defined herein shall have the same meanings assigned to them in the Loan Agreement.

2.   PUT OPTION

     In consideration if ICICI paying the Option fee of Rs. 2.0 to the Option Seller, the Option Seller hereby grants and confers upon ICICI the option (Put option) on the terms contained herein :

2.1 At any time during the tenure of this Agreement, upon occurrence of any Put Option Event, the Option Seller shall immediately notify the Option Buyer of the occurrence of such an event.

2.2 Provided however, upon occurrence of any of the Put Option Events herein above the Option Seller shall be entitled to rectify the breach/defaults within 25 days of the notification of such event(s) by ICICI. After the expiry of the aforesaid period, the Option Buyer shall be entitled to notify Option Seller by issuing a written notice (Put Notice) requiring the Option Seller to purchase the Receivables. The Option Seller shall, on or before the 15th day from the date of issue of Put Option notice, purchase the Receivables and simultaneously make payment of the Option Price to the Option Buyer.

2.2 In the event of delay / default in payment of the Option Price within the stipulated time period, the Option Seller will pay the Option Price together with interest thereon @IBAR+8% per month (hereinafter referred to as the Default Rate) for the duration of the delay/ default. For the purpose of this clause ICICI Bank Benchmark Advance Rate (IBAR) shall mean and include the percentage rate per annum decided by the Bank from time to time and announced / notified by the Bank from time to time as its benchmark prime lending rate.

2.3 The delivery of the Put Notice shall constitute an irrevocable binding agreement and obligation on Sterlite to buy from ICICI all the Receivables upon payment of the Option Price by Sterlite and to execute the requisite document(s) to ensure the assignment of the Receivables to the Option Seller in the form and manner as specified by ICICI. The delivery of the Put Notice shall constitute a binding agreement and obligation of the Option Seller to buy from the Option Buyer all the Receivables upon payment of the Option Price to the Option Buyer.

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2.4  A certificate in writing signed by a duly authorised official of the Option
     Buyer shall be conclusive evidence against the Option Seller of the Option Price and all other amounts due and payable to the Option Buyer from the Option Seller.

2.5  The Put Notice shall specify:

     (i)  the Option Price;

     (ii) the Settlement Date

     (iii) location for the settlement in Mumbai.

2.6  On the Settlement Date:

     (a) Option Seller shall pay/make, or cause to be paid/made to the Option Buyer an amount equivalent to the Option Price in Rupees along with all other monies payable by the Option Seller to the Option Buyer in respect of the said Put Option Notice.;

     (b) Option Seller shall execute the requisite document(s) to ensure the assignment of the receivables as aforesaid and forward the same to the Option Buyer ;

     (c) The Option Seller shall pay to the Option Buyer an amount equivalent to the Option Price along with all other monies payable under this agreement by the Option Seller to the Option Buyer which shall constitute full and final discharge of the Option Seller hereunder;

     (d) In the event of delay on the part of the Option Seller in making payments to the Option Buyer and/or in respect of any costs charges, expenses, taxes, duties etc. as contemplated herein (including by way of indemnity), the Option Seller shall without prejudice to the Option Buyer's rights under the Put Option Agreement pay the defaulted amounts together with interest at the Default Rate computed from the date on which such amounts become due and payable till the date on which they are actually paid in full.

2.7 All transactions contemplated by this Agreement to be consummated on the Settlement Date as aforesaid shall be deemed to occur simultaneously and no such single transaction shall be consummated unless all such transactions are consummated.

2.8 The Option Seller shall not, until all monies due and payable by the Option Seller to the Option Buyer under the Put Option Agreement are paid in full, without the prior written approval of the Option Buyer:

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     (a)  contract, create, incur, assume or suffer to exist any indebtedness in any manner, in all such cases when such indebtedness causes the debt-equity ratio of the option seller to exceed 2:1 and the same shall be tested on a semi-annual basis;

     (b) undertake or permit any merger, de-merger, consolidation reorganization outside the Vedanta Group (within the Vedanta group if it results in a CRISIL rating downgrade), scheme or arrangement or compromise with its creditors or shareholders or effect any scheme of amalgamation or reconstruction.

     (c) Allow the ratio of total secured debt to tangible net worth to exceed 1.5:1.

     (d) engage in any business activity / project (other than the ongoing projects) so as to have a material adverse effect on its ability to perform its obligations hereunder;

     (e) make any alteration or amendment in its constitutional documents so as to have a material adverse effect on its ability to perform its obligations hereunder, other than in the normal course of business.

2.9 In consideration of conferring the Put Option the Option fees aggregating to Rs.2.0 million shall be paid by the Option Buyer to the Option Seller on the Effective Date, which the Option Seller hereby confirms is sufficient and valid consideration.

2.10 This Agreement shall come into force from the date hereof.

2.11 The Put Option can be exercised on one or more occasions, and the Option Buyer can call upon the Option Seller to buy any part/whole of the receivables from time to time.

3.   REPRESENTATIONS WARRANTIES AND COVENANTS AND UNDERTAKINGS

The OPTION SELLER hereby represents and warrants and covenants that:

a) The Option Seller represents and warrants that the debt equity ratio of the Option Seller as on March 31, 2004 is 1.68:1.

b) The Option Seller shall, during the currency of this Agreement ensure that the following Financial Covenants, are met at all time:

     i. The debt-equity ratio of the Option Seller shall always be less than 2:1

     ii. The interest coverage ratio of the Option Seller shall always be more than 2:1.

     iii. The Tangible Net worth of the Option Seller shall always be above Rs.
          14.00 billion.

     iv. The ratio of total secured debt to Tangible Net worth shall not exceed 1.5:1.

c) The Option Seller shall provide monitoring report on a semi annual basis to the Option Buyer in such formats as may be specified by ICICI from time to time;

d)   The Option Seller shall promptly:

     (i) notify the Option Buyer upon becoming aware, having used best endeavours, of the occurrence of any Put Option Event;

     (ii) notify the Option Buyer of any action or steps taken or legal proceedings started by or against it in any court of law for its winding-up, dissolution, liquidation, administration or re-organisation including a reference being made in respect of the Option Seller to BIFR under the provisions of Sick Industrial Companies (Special Provisions) Act, 1985 or to any other authority or person under any other law for the time being force, or from time to time or for the appointment of a Receiver, administrator, administrative receiver, trustee or similar officer of the Option Seller or any or all of its assets;

     (iii) notify the Option Buyer of any material litigation, arbitration, administrative or other proceedings initiated or threatened against the Option Seller or any of its assets;

     (iv) deliver to the Option Buyer its duly audited annual accounts;

e) The Option Seller shall do all acts, deeds and things (at its own costs and expenses) to forthwith:

     (I) procure stay or dismissal of the legal proceedings started against it in any court of law for its winding-up, dissolution, bankruptcy and liquidation, or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer or a reference being made in respect of the Option Seller to BIFR under the provisions of Sick Industrial Companies (Special Provisions) Act, 1985 or to any other authority or person under any other law for the time being force, or from time to time;

     (II) Procure stay or dismissal of the attachment or restraint levied on the Option Seller's properties or any part thereof or certificate proceedings taken or commenced for recovery of any dues from the Option Seller;

f) The Option Seller has full power and authority for the execution, performance and delivery of the Put Option Agreement

g) This Agreement does not violate any law, order or judgement of any court or any statutory/regulatory authority or any contractual agreement binding on the Option Seller and constitutes a legal, valid and binding obligation on the Option Seller, enforceable in accordance with terms hereof;

h) The execution delivery and performance of this Agreement or any transaction contemplated herein have been duly authorised by all necessary corporate action in accordance with terms hereof;

i) All authorisations, consents, approvals and licenses required for the execution, delivery and performance of this Agreement have been duly obtained or granted and are in full force and effect.

j)   No Put Option Event has occurred and continuing and is continuing.

k) There is no pending or, threatened suit against the Option Seller,or any action, suit or proceedings at law or before any court or agency that is likely to have a material adverse effect on its ability to perform its obligations hereunder.

l) The Option Seller shall comply with all applicable laws and orders to which it may be subject, to in connection with the performance of its obligations under the Put Option Agreement.

m) The Option Seller shall maintain in full force and effect all consents and authorisations that are required to be obtained by it with respect to the Put Option/ Put Option Agreement and will obtain any consent/ authorisation that may become necessary in the future.

4.   MISCELLANEOUS

4.1  Costs and Charges

     The Option Seller shall pay all costs, charges and expenses (including taxes, stamp duty) and such other additional stamp duty, other duties, taxes (including any taxes stamp duty charges and other duties which may have any retrospective effect) charges and other penalties, if any relating to the Loan Agreement, Put Option Agreement and other transaction documents (including any document(s) pertaining to the Assignment of the receivables) in connection with the transaction contemplated in such agreements / documents, in a form and manner satisfactory to the Option Buyer, as per the then prevailing applicable laws.

4.2  Notices

     Any notice or other communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by facsimile transmission
     (c) or sent by registered mail, postage prepaid, as follows:

     If to Sterlite:

     Sterlite Industries (India) Ltd.
     Vedanta, 75, Nehru Road
     Ville Parle (East), Mumbai - 400099

     Fax : +9122 56461450
     Attn: Mr. B Anand
           Vice President

     If to ICICI:

     ICICI Bank Limited
     ICICI Bank Towers
     Bandra-Kurla Complex
     Mumbai 400051
     Fax : +91-22-6531266
     Attn: Smt. Suvalaxmi Chakraborty
           General Manager

     If to INDIA FOILS:
     India Foils Ltd.
     1, Sagar Dutta Ghat Road
     Kamarhatti, Kolkata - 700 058

     Fax : +9133 5832230
     Attn: Mr. Sandeep Agrawal
           Head Finance & Co. Secretary


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

     All the notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 5.2 will :

          (a) if delivered personally or by courier, be deemed given upon delivery;

          (b) if delivered by facsimile transmission, be deemed given when electronically confirmed; and

          (c)  if sent by registered mail, be deemed given when received.

     Any Party from time to time may change its address for the purpose of notices to that Party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the Party sought to be charged with the contents thereof.

4.3  Entire Agreement

     This Agreement supersedes all prior discussions and agreements (whether oral or written, including all correspondence) among all of the Parties or some of the parties with respect to the subject matter of this Agreement, and this Agreement contains sole and entire Agreement between the Parties hereto with respect to the subject matter hereof.

4.4  Waiver

     Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an authorised officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or either under breach or non-fulfilment on a future occasion. All remedies, either under this agreement, or by law or otherwise afforded, will be cumulative and not alternative.

4.5  Amendment

     This Agreement may be modified or amended only by writing duly executed by or on behalf of each of the parties.

4.6  Assignment

     The Option Seller shall not sell, assign encumber, transfer and/or dispose in any manner the rights, title interest, benefits and /or obligations under or pursuant to the Put Option Agreement to any person.

4.7  Severability

     If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations under this Agreement of the parties will not be materially and adversely affected thereby (a) such provision will be fully severable; (b) this agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof: and (c) the remaining provisions of the agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

4.8  Dispute Resolution

(a) Any and all disputes or differences between the parties arising out of or in connection with this Agreement or its performance shall, so far as it is possible, be settled amicably between the Parties.

(b) All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the courts or tribunals of Mumbai.

4.9  Indemnity

     The Option Seller shall as its primary obligation indemnify the Option Buyer, its successors, and assigns from time to time on demand by the Option Buyer from and against any losses, damages, liabilities, suits, claims, counterclaims, actions, penalties, expenses (including attorney's fees and court costs), incurred by the Option Buyer as a result of (i) any breach of the Option Seller's warranties, representations, covenants, undertakings or agreement contained herein and other related documents; and
     (ii) occurrence of a Put Option Event (iii) the obligations of the Option Seller under or pursuant to the Put Option Agreement and other related deeds and documents being or becoming void, voidable, unenforceable or ineffective against the Option Seller, for any reason whatsoever, the amount of such loss being the amount which the Option Buyer would otherwise have been entitled to recover from the Option Seller under or pursuant to the Put Option Agreement and other related deeds and documents.

     The Option seller shall indemnify the Option Buyer for any stamp duties, income tax and other levies that may become payable in connection with the execution of the deeds and documents and pursuant to which the Option Seller will purchase the Receivables or beneficial interest therein for the due and timely compliance of the Option Seller's obligations under the Put Option Agreement.

4.10 The Option Seller shall not disclose any of the terms and conditions contained herein nor shall make any announcement to the public or to any third party regarding the arrangements contemplated by the Put Option Agreement and this term sheet without the prior written consent of the Option Buyer.

4.11 This Agreement shall be valid and enforceable independently of the Corporate Guarantee dated 08.02.05 issued by Sterlite in favour of ICICI (whether capable of being invoked or performed) and also independently and irrespective of whether reference being made in respect of the Option Seller and/or the Obligor to BIFR under the provisions of Sick Industrial Companies (Special Provisions) Act, 1985 or to any other authority or person under any other law for the time being force, or from time to time.

4.12 Power of Attorney

     The Option Seller hereby authorises the Option Buyer as its constituted attorney to do all acts deeds and things for and on behalf of the Option Seller to ensure the due and timely compliance of the Option Seller's obligation under this Agreement in a form and manner satisfactory the Option Buyer, including, without limitation:

     1. to execute all deeds and documents including the execution of the deeds and documents pursuant to which the Option Seller will purchase the Receivables or beneficial interest therein;

     2. to do all such acts, deeds and things as may be required and to make, execute, sign, seal and deliver and cause to be registered (if required) in favour of the Option Seller the deeds and documents as mentioned in Section 5.10 (1) above;

     3. to engage any lawyer, counsel or any other professional experts in any court of law or before any arbitrator or authority for and on behalf, and at the sole cost, of the Option Seller in respect of or in connection with the or pursuant to this Agreement;

     4. to appoint or remove any agent or agents with all or any of the powers aforesaid;

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first hereinabove written as hereinafter appearing.

The Common Seal of STERLITE INDUSTRIES
(India) LIMITED has, pursuant to the
Resolution of its Business Committee of
Directors (duly authorised in that
behalf by the Board of Directors vide
their resolution dated 28th Jan. 05)                 /s/ Navin Agarwal
passed in that behalf on the 28th day of
January 2005, hereunto been affixed                  /s/ Ramesh Venkat
in the presence of Shri Navin Agarwal -
Director of the Company who has signed
these presents in token thereof and Shri
Ramesh Venkat, Director of the Company,
who has counter signed the same in token
thereof.

Signed and Delivered on behalf of
ICICI Bank Limited, duly authorised
in that behalf, in the presence of:


By:                                         (SIGNED)
    ---------------------------------
Name:
      -------------------------------
Designation:
             ------------------------


Signed and Delivered on behalf of
INDIA FOILS LIMITED, withinnamed the
Obligor, duly authorised in that
behalf, in the presence of:


By: Indrajit Mukherjee                      /s/ Indrajit Mukherjee
    ---------------------------------
Name: Sandeep Agarwal                       /s/ Sandeep Agarwal
Designation:
             ------------------------


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